Exhibit 5.1
November 13, 2009
Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Psychiatric Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 5,000,000 shares of the Company’s common stock, par value $0.01 per share (“the “Shares”), that may be issued in connection with the acquisition of other businesses, assets, properties or securities.
     We have assumed that the issuance, sale and amount of the Shares to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company and in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and applicable Delaware law.
     In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     In rendering the following opinions, we state that we are not admitted to practice in any state other than the State of Tennessee, and we express no opinion as to the laws of any jurisdiction other than the State of Tennessee, the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued under the circumstances described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Psychiatric Solutions, Inc.
November 13, 2009

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP